SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 5)*
Hickok Incorporated
(Name of Issuer)

Class A Common Shares, no par value
(Title of Class of Securities)

428839 10 4
(CUSIP Number)

Robert E. Robotti
c/o Robotti & Company, Incorporated
6 East 43rd Street, 23rd Floor
New York, New York 10017
(212) 986-4800
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 30, 2014
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D
CUSIP No. 428839 10 4	Page 2 of 20 Pages

1.	Names of Reporting Persons
Robert E. Robotti

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: 5,500
Shares
Beneficially	8.	Shared Voting Power: 113,649
Owned by
Each	9.	Sole Dispositive Power: 5,500
Reporting
Person With	10.	Shared Dispositive Power: 113,649

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
119,149

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
10.2%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 3 of 20 Pages

1.	Names of Reporting Persons
Robotti & Company, Incorporated

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 91,649
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 91,649

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
91,649

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
7.9%

14.	Type of Reporting Person (See Instructions)
CO, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 4 of 20 Pages

1.	Names of Reporting Persons
Robotti & Company Advisors, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 91,649
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 91,649

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
91,649

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
7.9%

14.	Type of Reporting Person (See Instructions)
IA

Schedule 13D
CUSIP No. 428839 10 4	Page 5 of 20 Pages

1.	Names of Reporting Persons
Kenneth R. Wasiak

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 91,649
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 91,649

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
91,649

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
7.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 6 of 20 Pages

1.	Names of Reporting Persons
Ravenswood Management Company, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 91,649
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 91,649

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
91,649

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
7.9%

14.	Type of Reporting Person (See Instructions)
OO

Schedule 13D
CUSIP No. 428839 10 4	Page 7 of 20 Pages

1.	Names of Reporting Persons
The Ravenswood Investment Company, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
Delaware

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 58,351
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 58,351

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
58,351

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
5.0%

14.	Type of Reporting Person (See Instructions)
PN

Schedule 13D
CUSIP No. 428839 10 4	Page 8 of 20 Pages

1.	Names of Reporting Persons
Ravenswood Investment III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 33,298
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 33,298

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
33,298

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
2.9%

14.	Type of Reporting Person (See Instructions)
PN

Schedule 13D
CUSIP No. 428839 10 4	Page 9 of 20 Pages

1.	Names of Reporting Persons
R.N.P. Company G.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
PN

Schedule 13D
CUSIP No. 428839 10 4	Page 10 of 20 Pages

1.	Names of Reporting Persons
Harriet M. Reilly

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 11 of 20 Pages

1.	Names of Reporting Persons
Joseph E. Reilly

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 12 of 20 Pages

1.	Names of Reporting Persons
Patrick J. Reilly

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 13 of 20 Pages

1.	Names of Reporting Persons
Catherine Savvas

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 14 of 20 Pages

1.	Names of Reporting Persons
Nancy Seklir

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 15 of 20 Pages

1.	Names of Reporting Persons
PELK Company

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
New York

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
PN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 16 of 20 Pages

1.	Names of Reporting Persons
Kenneth M. Wasiak

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐ (b) ☒

3.	SEC Use Only

4.	Source of Funds
WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization
United States

Number of	7.	Sole Voting Power: -0-
Shares
Beneficially	8.	Shared Voting Power: 22,000
Owned by
Each	9.	Sole Dispositive Power: -0-
Reporting
Person With	10.	Shared Dispositive Power: 22,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person
22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11)
1.9%

14.	Type of Reporting Person (See Instructions)
IN, HC

Schedule 13D
CUSIP No. 428839 10 4	Page 17 of 20 Pages

This Statement on Schedule 13D Amendment No. 5 (this "Statement") is filed on behalf of the Reporting Persons with the Securities and Exchange Commission (the "Commission").  This Statement amends the Statement on Schedule 13D relating to shares of Class A Common Shares, no par value (the "Common Shares"), of Hickok Incorporated (the "Issuer") filed on December 26, 2006 with the Commission as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4 thereto, filed on February 23, 2007, February 14, 2008, March 5, 2008 and March 12, 2014, respectively, with the Commission (as so amended, the "Amended Statement"), as specifically set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to them in the Amended Statement.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Amended Statement is hereby amended and restated to read as follows:

All of the Common Shares held by Mr. Robotti were acquired as a distribution from an unaffiliated investment fund.

The aggregate purchase price of the 58,351 Common Shares held by RIC is $530,679.92 (including brokerage fees and expenses).  All of the Common Shares held by RIC were paid for using its working capital.

The aggregate purchase price of the 33,298 Common Shares held by RI is $304,305.65 (including brokerage fees and expenses).  All of the Common Shares held by RI were paid for using its working capital.

All of the Common Shares held by RNP were acquired as a distribution from an unaffiliated investment fund.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Amended Statement is hereby amended and restated to read as follows:

(a)-(b) As of December 11, 2014, the aggregate number of Common Shares and percentage of the outstanding Common Shares of the Issuer beneficially owned (i) by each of the Reporting Persons, and (ii) to the knowledge of the Reporting Persons, by each other person who may be deemed to be a member of a group, is as follows:

Reporting Person	Aggregate Number of Shares	Number of Shares: Sole Power to Vote or Dispose	Number of Shares: Shared Power to Vote or Dispose	Approximate Percentage*

Robotti (1)(2)(3)(4)(5)(6)	119,149	5,500	113,649	10.24%
ROBT(1)(3)	91,649	0	91,649	7.88%
Robotti Advisors(1)(3)(4)(5)	91,649	0	91,649	7.88%
Kenneth R. Wasiak (1)(4)(5)	91,649	0	91,649	7.88%
RMC (1)(4)(5)	91,649	0	91,649	7.88%
RIC (1)(4)	58,351	0	58,351	5.02%
RI (1)(5)	33,298	0	33,298	2.86%
RNP (1)(6)	22,000	0	22,000	1.89%
Harriet Reilly (1)(6)	22,000	0	22,000	1.89%
Joseph E. Reilly (1)(6)	22,000	0	22,000	1.89%
Patrick Reilly (1)(6)	22,000	0	22,000	1.89%
Catherine Savvas (1)(6)	22,000	0	22,000	1.89%
Nancy Seklir (1)(6)	22,000	0	22,000	1.89%
PELK (1)(6)	22,000	0	22,000	1.89%
Kenneth M. Wasiak (1)(6)	22,000	0	22,000	1.89%

Schedule 13D
CUSIP No. 428839 10 4	Page 18 of 20 Pages

* Based on 1,163,349 Class A Common Shares, no par value, outstanding as of August 8, 2014, as disclosed in the Issuer's Quarterly Report on Form 10-Q, for the quarter ended June 30, 2014.

(1) Each of the Reporting Persons disclaims beneficial ownership of the securities held by any other Reporting Person, except to the extent of any pecuniary interest therein.

(2) Mr. Robotti has the sole power to vote or direct the vote, and has the sole power to dispose or to direct the disposition, of 5,500 shares of Common Shares held in his personal accounts.

(3) Each of Mr. Robotti and ROBT share with Robotti Advisors the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 91,649 Common Shares owned by the advisory clients of Robotti Advisors.

(4) Each of Messrs. Robotti and Kenneth R. Wasiak, RMC and Robotti Advisors share with RIC the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 58,351 Common Shares owned by RIC.

(5) Each of Messrs. Robotti and Kenneth R. Wasiak, RMC and Robotti Advisors share with RI the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 33,298 Common Shares owned by RI.

(6) Each of Mr. Robotti, Harriet M. Reilly, Joseph E. Reilly, Patrick J. Reilly, Catherine Savvas, Nancy Seklir, PELK, and Kenneth M. Wasiak share with RNP the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 22,000 Common Shares owned by RNP.

(c) Since August 1, 2014, sixty days prior to the event requiring the filing of this Statement, there were no purchases or sales in the Issuer's Common Shares by the Reporting Persons.  During the period, one or more accounts, which held a total of 12,690 of Common Shares, ceased being either a discretionary customer of Robotti & Company or an advisory client of Robotti Advisors.

(d) No Person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Shares beneficially owned by the Reporting Persons.

(e) Not Applicable.

(The remainder of this page was intentionally left blank)

Schedule 13D
CUSIP No. 428839 10 4	Page 19 of 20 Pages

SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	December 11, 2014

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer
Robotti & Company Advisors, LLC

By:	/s/ Robert E. Robotti		/s/ Kenneth R. Wasiak
	Name: Robert E. Robotti		Kenneth R. Wasiak
Title: President and Treasurer

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.
	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.

By:	Ravenswood Management Company, L.L.C.	By:	/s/ Robert E. Robotti
	Its General Partner		Name: Robert E. Robotti
Title: Managing Member

R.N.P. Company, G.P.

By:	/s/ Robert E. Robotti		/s/ Robert E. Robotti
	Name: Robert E. Robotti		Robert E. Robotti
	Title: Managing Member		General Partner

	/s/ Harriet M. Reilly		/s/ Joseph E. Reilly
	Harriet M. Reilly		Joseph E. Reilly

	/s/ Patrick J. Reilly		/s/ Catherine Savvas
	Patrick J. Reilly		Catherine Savvas

Schedule 13D
CUSIP No. 428839 10 4	Page 20 of 20 Pages

SIGNATURE (continued)

/s/ Nancy Seklir	PELK Company
Nancy Seklir

/s/ Kenneth M. Wasiak	By:	/s/ Kenneth M. Wasiak
Kenneth M. Wasiak		Name: Kenneth M. Wasiak
Title: Managing Partner

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